UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              INFOSEEK CORPORATION
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   45678M 10 7
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                  13G               Page 2 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Menlo Ventures VI, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.00%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                  13G               Page 3 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Menlo Entrepreneurs Fund VI
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.00%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                  13G               Page 4 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MV Management VI, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             48,153
     SHARES       ------- ------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               - 0 -
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                         48,153
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         - 0 -
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                   13G               Page 5 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Bredt, Thomas H.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                   13G               Page 6 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jarve, John W.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                   13G               Page 7 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Carlisle, Douglas C.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                   13G               Page 8 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Montgomery, H. DuBose
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                   13G               Page 9 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Hoel, Sonja L.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 14 pages

---------------------------                          ---------------------------
CUSIP No. 45678M 10 7                 13G               Page 10 of 14 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Laufer, Michael D., M.D.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                       (b)  |X|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------- -----------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF              - 0 -
    SHARES       ------- -------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY               48,153
EACH REPORTING   ------- -------------------------------------------------------
  PERSON WITH      7     SOLE DISPOSITIVE POWER
                          - 0 -
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         48,153
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,153
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.18%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Infoseek Corporation ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         2620 Augustine Drive
         Suite 250
         Santa Clara, CA  95054

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VI, L.P. ("MV VI")
         Menlo Entrepreneurs Fund VI, L.P. ("MEF VI")
         MV Management VI, L.P. ("MVM VI")
         Thomas H. Bredt
         John W. Jarve
         Douglas C. Carlisle
         H. DuBose Montgomery
         Sonja L. Hoel
         Michael D. Laufer, M.D.

(b)      Address of Principal Business Office:

         The address for each person filing is:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:                  MV VI - Delaware
                                    MEF VI - Delaware
                                    MVM VI - Delaware

         Individuals:               Mr. Bredt - United States
                                    Mr. Jarve - United States
                                    Mr. Carlisle - United States
                                    Mr. Montgomery - United States
                                    Dr. Laufer - United States
                                    Ms. Hoel - United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:              45678M 10 7

Item 3.        Not applicable.

                               Page 11 of 14 pages

Item 4         Ownership.


------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------
                        MV VI    MEF VI    MVM VI    Bredt      Jarve     Carlisle  Montgomery    Hoel      Laufer
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

(a)    Beneficial        -0-       -0-    48,153    48,153    48,153     48,153     48,153       48,153     48,153
       Ownership
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

(b)    Percentage        0.00%    0.00%    0.18%     0.18%      0.18%      0.18%      0.18%       0.18%      0.18%
       of Class
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

(c)    Sole Voting       -0-       -0-     48,153     -0-        -0-        -0-        -0-         -0-        -0-
       Power
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

       Shared             -0-       -0-      -0-     48,153    48,153     48,153     48,153       48,153     48,153
       Voting Power
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

       Sole              -0-       -0-     48,153     -0-        -0-        -0-        -0-         -0-        -0-
       Dispositive
       Power
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

       Shared             -0-       -0-      -0-     48,153    48,153     48,153     48,153       48,153     48,153
       Dispositive
       Power
------ -------------  --------- -------- --------- --------- ---------- ---------- ----------- ---------- ----------

Item 5.       Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.       Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.       Notice of Dissolution of Group

Not applicable.

Item 10.      Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                               Page 12 of 14 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 11, 1998



MENLO VENTURES VI, L.P.                        MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.                By:      MV Management VI, L.P.
         its general partner                            its general partner

By:      /s/ H. DuBose Montgomery              By:      /s/ H. DuBose Montgomery
   ------------------------------                 ------------------------------
         General Partner                                General Partner


MV MANAGEMENT VI, L.P.


By:      /s/ H. DuBose Montgomery
   ------------------------------
         General Partner


         /s/ Thomas H. Bredt
   ------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   ------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   ------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   ------------------------------
         H. DuBose Montgomery


         /s/ Michael D. Laufer
   ------------------------------
         Michael D. Laufer


         /s/ Sonja L. Hoel
   ------------------------------
         Sonja L. Hoel


                               Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.



Date:    February 11, 1998



MENLO VENTURES VI, L.P.                        MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.                By:      MV Management VI, L.P.
         its general partner                            its general partner

By:      /s/ H. DuBose Montgomery              By:      /s/ H. DuBose Montgomery
   ------------------------------                 ------------------------------
         General Partner                                General Partner


MV MANAGEMENT VI, L.P.


By:      /s/ H. DuBose Montgomery
   ------------------------------
         General Partner


         /s/ Thomas H. Bredt
   ------------------------------
         Thomas H. Bredt


         /s/ John W. Jarve
   ------------------------------
         John W. Jarve


         /s/ Douglas C. Carlisle
   ------------------------------
         Douglas C. Carlisle


         /s/ H. DuBose Montgomery
   ------------------------------
         H. DuBose Montgomery


         /s/ Michael D. Laufer
   ------------------------------
         Michael D. Laufer


         /s/ Sonja L. Hoel
   ------------------------------
         Sonja L. Hoel


                               Page 14 of 14 pages